Magnum Secures $15 Million Expansion Funding Through SIMCO GROUP

Magnum D'Or Resources, Inc. announces $15,000,000 USD source funding for previously announced capital expansion and acquisition projects in 2009.

Joseph Glusic, President of MDOR, stated, "This marks the beginning of our planned expansion phase and will continue as we show further progress to our investors and the market. We are grateful to our Investment-Equity Financing partner, "the SIMCO GROUP," for its diligent effort in arranging what we believe is extremely favorable terms in such a turbulent credit market. This in itself shows the future strength and potential Magnum has to offer."

The terms of the financing include a cash disbursement to Magnum of $15,000,000 USD. In return, Magnum will issue an eight (8) year convertible promissory note that requires no payments for the initial four (4) years. Interest will accrue at an equivalent rate of 12.5% per annum non-compounded to yield a total overall return on the investment instrument of 50%. In the fourth through eighth years of the note the interest rate will be reduced to a 5% per annum yield. After the fourth year but before maturity the holder may elect to convert the note to common stock based upon a trailing 20 trading day closing stock price.

According to Glusic, "The $15,000,000 funding will be used to immediately expand the Magog facility and increase capacity. Additional custom equipment will follow shortly to support the recent Magnum/SRI advancements in compound development so that Magog will soon be capable of manufacturing specialty compounds and sufficient batch production for delivery to manufacturers for production testing."

Magnum/SRI are currently using their advanced technologies to produce the next generation of custom compounds, retread compounds, and reactivated ambient/cryogenic rubber powders for the world market.

Magnum is currently in negotiations with other parties to acquire and joint venture specific material and manufacturing facility operations. These opportunities will be elaborated on in latter announcements when the agreements have been finalized.

Magnum/SRI is also proceeding with both the "Our Planet" production series http://www.magnumresources.net/view-news.php?id=9 and the "21st Century Business Solutions Series" http://www.magnumresources.net/view-news.php?id=25 in order to promote the Company to the worldwide markets. These productions were delayed due to weather constraints in Canada and changes in the technology the Company will be utilizing in its production activities.

Magnum's 98,000+ sq ft facility is located at 2035 Rene-Patenaude, Magog (Quebec), J1X 7J2. Magnum currently holds over $130 Million USD in open contracts over the next five years for the production of rubber nuggets and rubber buffings (mulch).

Magnum owns the exclusive rights to North America and future Global Rights to an array of next generation cost-saving custom compounds, patents, process technology, and trade secrets of SRI http://srielastomers.com/ that will allow for rubber to be reconstituted and specially blended into EPDM powders, and EPDM compounds. Magnum/SRI has and will continue to develop new high tech custom compounds, processing aids, recycling solutions, and advanced state-of-the-art equipment.

View more about MDOR click www.magnumresources.net and to see videos of production as well as detailed photos of our facility go here: http://www.magnumresources.net/investors.php